UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2022 (August 17, 2022)

Basanite, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53574	20-4959207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

2041 NW 15th Avenue, Pompano Beach, Florida 33069

(Address of principal executive offices) (Zip Code)

954-532-4653

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item  5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 17, 2022, the Board of Directors (the “Board”) of Basanite, Inc. (the “Company”) appointed Lisa H. Gainsborg, CPA as Chief Financial Officer, Treasurer and Secretary of the Company. The following is certain biographical information for Ms. Gainsborg:

Lisa H. Gainsborg, 56, has extensive knowledge and experience in accounting and finance, including with regard to financial statement preparation, Securities and Exchange Commission reporting requirements, Sarbanes-Oxley compliance, the creation of accounting and reporting controls and procedures and enterprise resource planning systems. Since 2019, through her certified public accounting firms, Ms. Gainsborg has provided consulting services as a chief financial officer as well as tax preparation services for companies. From December 2014 through October 2019, Ms. Gainsborg was the Vice President of Finance at Zero Gravity Solutions, Inc., a publicly reporting company, where she was responsible for preparing Securities and Exchange Commission filings and managing external audits. Ms. Gainsborg also managed, reviewed, and provided the documentation for tax returns for various federal and state filings. From August 2003 through November 2016, Ms. Gainsborg served as President of A+ Accounting Services, Inc., where she was responsible for managing, accounting, budgeting, and tax services for clients. She also provided chief financial officer consulting services and accounting system support for clients and also prepared corporate, partnership, and individual tax returns. Ms. Gainsborg is a Certified Public Accountant in Florida and Maryland and received a Bachelor of Business Administration in Accounting from Hofstra University in 1989.

On August 17, 2022 (the “Start Date”), the Company and Ms. Gainsborg has entered into an employment letter (the “Employment Letter”) regarding her service with the Company. Pursuant to the Employment Letter, Ms. Gainsborg’ employment with the Company shall be “at will” and may be terminated by either party on thirty (30) days’ prior written notice.

Ms. Gainsborg’s base salary (“Base Salary”) will be at a rate of One Hundred Twenty-Five Thousand Dollars ($125,000) per year, payable in accordance with the regular payroll practices of the Company. The Base Salary will be revisited for possible upward adjustment at such time as the Company’s common stock becomes listed on a national securities exchange (including any tier of The Nasdaq Stock Market). Ms. Gainsborg may receive an annual cash and/or equity in the sole discretion of the Board. Such bonus shall be determined based on such factors as the Board deems appropriate, including performance targets approved by the Board. Ms. Gainsborg will also be eligible for equity grants pursuant to any Company equity plan approved and adopted by the Board and the Company’s stockholders. Other than the Initial Option Grant (defined below), equity grants to Ms. Gainsborg and the amounts thereof will be determined in accordance with the metrics approved from time to time by Board.

As of the Start Date, Ms. Gainsborg was granted 5-year, non-qualified options to purchase Seven Hundred Fifty Thousand (750,000) shares of Company common stock (the “Initial Option Grant”). The Initial Option Grant was memorialized pursuant to a Non-Qualified Stock Option Agreement (the “Option Agreement”). The exercise price of the Initial Option Grant shall be $0.109, the closing price of the Common Stock on the Start Date. The Initial Option Grant shall vest as follows: (i) options to purchase Five Hundred Thousand (500,000) shares of common stock shall vest in equal quarterly installments of Sixty-Two Thousand Five Hundred (62,500) options over two (2) years from the Start Date and (ii) options to purchase Two Hundred Fifty Thousand (250,000) shares of common stock shall vest on the date that the Company reports (via its filings with the Securities and Exchange Commission) two (2) consecutive quarters of positive cash flow from operations. The Option Agreement contains customary terms regarding the treatment of the options upon the death, disability or employment termination of Ms. Gainsborg.

The Employment Letter contains customary confidentiality provisions.

The foregoing descriptions of the Employment Letter and Option Agreement are a summary only and do not purport to be complete and, is qualified in its entirety by reference to the full text of such documents, copies of which are attached hereto as Exhibits 10.1 and 10.2, which full texts are incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description

10.1	Letter Agreement, dated August 17, 2022, between the Company and Lisa H. Gainsborg
10.2	Non-Qualified Stock Option Agreement, dated August 17, 2022, between the Company and Lisa H. Gainsborg
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2022	BASANITE, INC.

	By:	/s/ Simon R. Kay
Name: Simon R. Kay
Title: Chief Executive Officer and President